200 West Cypress Creek Road, Suite 400

Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Kevin McGrath Cameron Associates 212 -245-8800

SMF ENERGY PROJECTS LOWER REVENUE AND EARNINGS FOR THE
YEAR ENDING JUNE 30, 2012

Ft. Lauderdale, FL, March 16, 2012 – SMF ENERGY CORPORATION (NASDAQ: FUEL), a leading energy logistics company, today announced that, in light of a substantial reduction in projected sales revenue and earnings for the current fiscal quarter and future periods, its Board of Directors has determined to suspend the Company’s quarterly dividend program until further notice. The Company’s lower revenue and earnings are also expected to cause the Company to reverse its prior recognition as income, in the quarter ended December 31, 2011, of a realizable net deferred tax asset of approximately $3.7 million. The Company now expects to report a loss for the quarters ending March 31, 2012, and June 30, 2012, and for the year ending June 30, 2012.

The anticipated reduction in sales revenue results from necessary changes to the Company’s pricing structure. The Company is seeking to mitigate the adverse impact on revenue and earnings by instituting significant expense reductions and revenue enhancement measures but does not believe that those measures will be sufficient to offset the revenue and earnings downturn in the foreseeable future. The Company is also considering an overhaul of its business model to permit it to drastically reduce its back office and interest expense in order to better match the Company’s total expenses with its revenues.

The Company’s Board of Directors has appointed a committee to examine the discontinued pricing structure and will report its findings to the shareholders when that examination is complete. Resumption of the dividend program, however, is unlikely in the foreseeable future but the Board will continue to evaluate all available means of providing additional value to its shareholders.

The Company also announced that Mark W. Smith, who first joined the Board as an outside Board member on February 7, 2012, has submitted his resignation. While the Company is grateful to Mr. Smith for his service, however brief, on the Board and on the Audit Committee, it acknowledges the unfairness of burdening him with the additional time and effort that Board service will entail over the next several months as the Board seeks to offset the anticipated downturn in revenue and earnings.

ABOUT SMF ENERGY CORPORATION (NASDAQ: FUEL)

The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunications and government services industries. The Company provides its services and products through 34 locations in the eleven states of Alabama, California, Florida, Georgia, Louisiana, Nevada, Mississippi, North Carolina, South Carolina, Tennessee and Texas. The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future revenue, earnings or losses of the Company, the Company’s plans with respect to paying future dividends, and the potential for changes in the Company’s business are all “forward looking statements” that should not be relied upon. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. In addition, there are numerous risks and uncertainties that could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2011.